                            STOCK EXCHANGE AGREEMENT


                          executed as of June 1, 2001


                                     between


                                SOICHIRO FUKUTAKE


                                       and


                      BENESSE HOLDINGS INTERNATIONAL, INC.

                            STOCK EXCHANGE AGREEMENT


         THIS STOCK EXCHANGE AGREEMENT (the "Agreement") is executed as of June 1, 2001 by and between Mr. Soichiro Fukutake ("Fukutake") and Benesse Holdings International, Inc., a Delaware corporation ("BHI").

                              W I T N E S S E T H :

         WHEREAS, Fukutake owns 227,800 shares of common stock, par value $.10 per share (the "Shares"), of Berlitz International, Inc., a New York corporation ("Berlitz"); and

         WHEREAS, Fukutake and BHI previously agreed that Fukutake would contribute the Shares and, that in exchange, BHI would issue one (1) share of BHI's Series A Redeemable Preferred Stock (the "Preferred Share") on the terms and condition described herein; and

         WHEREAS, BHI and Fukutake wish to memorialize their prior oral agreement with respect to this exchange.

         NOW, THEREFORE, in consideration of the warranties and covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1 - EXCHANGE OF SHARES
------------------------------

         1.1 Subject to the receipt of the Preferred Share, Fukutake hereby assigns and transfers to BHI, and BHI hereby accepts the Shares.

         1.2 Subject to the receipt of the Shares, BHI hereby issues to Fukutake the Preferred Share, the relative rights, preferences, privileges and restrictions of which are set forth in BHI's Amended and Restated Certificate of Incorporation, attached hereto as Exhibit A.

SECTION 2 - TRANSFERS OF THE PREFERRED SHARE
--------------------------------------------

         2.1 Except as set forth in this Section 2, neither Fukutake nor his successors, legal representatives, heirs or permitted assigns may sell, transfer, assign, pledge, hypothecate or otherwise encumber the Preferred Share, whether voluntarily or involuntarily, by operation of law, legal proceedings or otherwise.

         2.2 Fukutake may transfer the Preferred Share during his lifetime or on his death by will or intestacy to his "immediate family" or a trust for the benefit of his immediate family, provided that Fukutake or his estate notifies BHI in writing within thirty (30) days of such transfer and the transferee agrees in writing to be bound by the restrictions on transfer contained in this
Section 2. "Immediate family" as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee shall receive and hold the Preferred Share so transferred subject to the provisions of this Agreement and there shall be no further transfer of such Preferred Share except in accordance with the terms of this Section 2.

         2.3 The Preferred Share issued to Fukutake pursuant to this Agreement shall be in the form of an uncertificated share, provided that the registered holder of such uncertificated share shall be entitled upon request to the Secretary of BHI to have a certificate issued representing the number of shares registered to such holder; and, if such certificate is issued, it shall bear the following legend (or a substantially similar legend):


                  "THIS SHARE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THIS SHARE MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION OR COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                  THE CORPORATION HAS MORE THAN ONE CLASS OF STOCK AUTHORIZED TO BE ISSUED. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE FULL TEXT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

                  THE SHARE REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND THE CORPORATION'S REDEMPTION OPTION AS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE STOCK EXCHANGE AGREEMENT BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE CORPORATION. SUCH TRANSFER RESTRICTIONS AND REDEMPTION OPTION ARE BINDING ON TRANSFEREES OF THIS SHARE."

SECTION 3 - REPRESENTATIONS AND WARRANTIES
------------------------------------------

         3.1 Fukutake hereby represents and warrants to BHI as follows:

         (a) He is the lawful owner, beneficially and of record, of the Shares, free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, voting trusts or other voting agreements, calls or commitments of every kind and description.

         (b) He has the full power and authority to enter into, execute, deliver and perform this Agreement, and to assign and transfer the Shares to BHI. Fukutake has obtained all approvals, if any, necessary to perform his obligations under this Agreement and to assign and transfer the Shares to BHI. Upon delivery of the Shares to BHI, BHI will have good title to the Shares, free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, voting trusts and other voting agreements, calls and commitments of every kind and description.

         (c) Neither the execution and delivery of this Agreement, nor his compliance herewith, will conflict with or result in a breach of any of the terms, conditions or provisions of (i) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental body, domestic or foreign, to which he is subject, or (ii) any agreement, contract or commitment to which he is a party or by which he is bound.

         (d) He is acquiring the Preferred Share for investment purposes for his own account and not with a view to any distribution of the same, and shall not dispose of the Preferred Share except in compliance with applicable securities laws and the terms of this Agreement. Fukutake acknowledges that the Preferred Share is a restricted security that has not been registered under the federal securities laws or the securities laws of any state and that the Preferred Share may not be offered or sold without such registration or compliance with an applicable exemption therefrom.

         (e) He is sophisticated in making investments, has the knowledge and experience to evaluate his investment in the Preferred Share and is not relying on any representation or warranty made by BHI or any of its representatives or agents. He is an "accredited investor" as defined in Rule 215 of the General Rules and Regulations under the Securities Act of 1933, as amended.

         (f) This Agreement constitutes a valid and binding obligation of Fukutake enforceable against him in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.2      BHI hereby represents and warrants to Fukutake as follows:

         (a) It has the full power and authority to execute, deliver and perform this Agreement and to issue the Preferred Share to Fukutake. It has obtained all approvals, if any, necessary to perform its obligations under this Agreement and to issue the Preferred Share to Fukutake. Upon delivery of the Preferred Share to Fukutake, Fukutake will have good title to the Preferred Share, free and clear of all liens, claims, charges, encumbrances, restrictions, rights, options to purchase, voting trusts and other voting agreements, calls and commitments of every kind and description.

         (b) Neither the execution and delivery of this Agreement, nor compliance herewith, by BHI will conflict with or result in a breach of any of the terms, conditions or provisions of (i) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental body, domestic or foreign, to which it is subject, or (ii) any agreement, contract or commitment to which it is a party or by which it is bound.

         (c) This Agreement constitutes a valid and binding obligation of BHI enforceable against BHI in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (d) BHI is acquiring the Shares for investment purposes for its own account and not with a view to any distribution of the same, and shall not dispose of any of the Shares except in compliance with applicable securities laws. BHI acknowledges that the Shares are restricted securities that have not been registered under the federal securities laws or the securities laws of any state and that the Shares may not be offered or sold without such registration or compliance with an applicable exemption therefrom. BHI further acknowledges that the terms of its Certificate of Incorporation prohibit BHI from transferring any of the Shares other than to Fukutake in connection with a redemption of the Preferred Share.

         (e) BHI is sophisticated in making investments, has the knowledge and experience to evaluate its investment in the Shares and is not relying on any representation or warranty made by Fukutake or any of his representatives or agents. BHI is an "accredited investor" as defined in Rule 215 of the General Rules and Regulations under the Securities Act of 1933, as amended.


SECTION 4 - MISCELLANEOUS
-------------------------

         4.1 Fukutake shall from time to time at the request of BHI and without further consideration, execute and deliver such further instruments of transfer, conveyance and assignment, in addition to those contemplated herein, and take such other action as BHI may reasonably request in order to further vest in BHI good title in the Shares or to allow for the redemption of the Preferred Share.

         4.2 All transfer taxes, if any, with respect to the transactions contemplated herein shall be borne by BHI.

         4.3 All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally, mailed by first class mail, courier service, facsimile transmission or electronic transmission, as follows:

         (a)      If to Fukutake at:

                  c/o Benesse Corporation
                  3-7-17 Minamigata
                  Okayama-Shi 700 Japan
                  Attn: Mr. Soichiro Fukutake
                  Telecopy: 011-81-86-227-6112

         (b) If to BHI at:

                  Benesse Holdings International, Inc.
                  65 East 55th Street, 23rd Floor
                  New York, New York 10022
                  Attn: Mr. Hiroshi Kitada
                  Telecopy: (212) 813-0656


Notices shall be deemed given at the time of delivery or three days after being deposited in the mail, addressed to the party or parties as provided above.

         4.4 This Agreement contains the full agreement between the parties hereto with respect to the subject matter hereof, and may be amended, changed or modified only in writing executed by both parties.

         4.5 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. This Agreement, and the rights and duties hereunder, shall not be assigned or delegated to any third party without the prior written consent of the other party hereto.

         4.6 Any term or condition of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof. No waiver of breach of any term or condition of this Agreement shall be effective unless in writing and signed by the party so waiving.

         4.7 The parties agree not to make any public announcements concerning the transactions contemplated herein without first consulting with the other party, except to the extent necessary to comply with any applicable law, court order or request from any governmental body and then only after giving the other party reasonable advance notice thereof. The parties further agree that they shall consult with and cooperate with one another in the preparation of any disclosure statement or other report or filing with any governmental authority or self-regulatory organization that may be required to be made concerning the transactions contemplated herein.

         4.8 This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York applicable to contracts executed and to be performed entirely within the State of New York.

         4.9 This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         4.10 All section headings have been inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

         4.11 In case any one or more of the provisions contained in this Agreement shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed as of the day and year first above written.


                                SOICHIRO FUKUTAKE


                                /s/ Soichiro Fukutake
                                ------------------------------
                                Soichiro Fukutake




                                BENESSE HOLDINGS INTERNATIONAL, INC.


                                By: /s/ Hiroshi Kitada
                                    ------------------------------
                                Name:    Hiroshi Kitada
                                Title:   President and Chief Executive Officer

                                                                EXHIBIT A








             [BHI Amended and Restated Certificate of Incorporation]

             AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      BENESSE HOLDINGS INTERNATIONAL, INC.


         BENESSE HOLDINGS INTERNATIONAL, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     (1) The name of the Corporation is Benesse Holdings International, Inc. The Corporation was originally incorporated under the name Fukutake Holdings (America), Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 18, 1991.

     (2) Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation.

     (3) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the Corporation's sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     (4) The text of this Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

         "FIRST: The name of this corporation is Benesse Holdings International, Inc. (the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("Delaware Law").

         FOURTH: (1) (a) This Corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of Preferred Stock that this Corporation shall have authority to issue is Five Hundred (500), $0.01 par value, and the total number of shares of Common Stock that this Corporation shall have authority to issue is One Thousand (1,000), $0.01 par value.

         (b) The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation shall be issued in one or more series. The first series of Preferred Stock shall be designated Series A Redeemable Preferred Stock ("Series A Redeemable Preferred Stock") and shall consist of one (1) share, having the rights, preferences, privileges and restrictions set forth in paragraph (2) below.

         (c) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of the remaining shares of Preferred Stock in one or more additional series, with such voting powers, full or limited, or without voting powers, with such conversion rights, if any, and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors.

         (2) The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A Redeemable Preferred Stock and Common Stock or the holders thereof are as follows:

         (a) Dividend Rights. Holders of Series A Redeemable Preferred Stock will have the right to receive cash dividends equal in amount to the dividends, if any, received by the Corporation from Berlitz International, Inc. that relate to the shares of common stock of Berlitz International, Inc. ("Berlitz Shares") transferred to the Corporation by the holders of Series A Redeemable Preferred Stock in exchange for such Series A Redeemable Preferred Stock, less any applicable withholding tax. Such dividends shall be paid to holders of Series A Redeemable Preferred Stock within ten (10) days of the Corporation receiving dividends that relate to the Berlitz Shares transferred to the Corporation by the holders of Series A Redeemable Preferred Stock in exchange for such Series A Redeemable Preferred Stock.

         (b) Liquidation Preference. In the event of any liquidation, dissolution or other winding up of the Corporation, no distribution will be made to the holders of any shares of Common Stock unless holders of Series A Redeemable Preferred Stock shall have first received the number of Berlitz Shares transferred to the Corporation in exchange for such Series A Redeemable Preferred Stock, as such number of Berlitz Shares may be appropriately adjusted (as the Corporation shall determine) for any change in the number of issued Berlitz Shares resulting from the subdivision or combination of the Berlitz Shares or other capital adjustments, or the payment of a stock dividend or other change in such Berlitz Shares (including any fractional Berlitz Shares resulting from such change), (or, in the event that a re-transfer of such number of Berlitz Shares is prohibited by law, a cash amount equal to the fair market value of such number of Berlitz Shares as of the date of the distribution), plus an amount equal to all declared but unpaid dividends on such Series A Redeemable Preferred Stock.

         (c) Redemption. The Series A Redeemable Preferred Stock may be redeemed by the Corporation at its option upon written notice, which notice shall provide a date (which shall be not less than ten (10) and not more than five (5) days from the date such notice is given) for the redemption of the Series A Redeemable Preferred Stock (the "Redemption Date"). On the Redemption Date, the Corporation shall re-transfer to the holders of Series A Redeemable Preferred Stock that number of Berlitz Shares transferred to the Corporation in exchange for such

Series A Redeemable Preferred Stock, as such number of Berlitz Shares may be appropriately adjusted (as the Corporation shall determine) for any change in the number of issued Berlitz Shares resulting from the subdivision or combination of the Berlitz Shares or other capital adjustments, or the payment of a stock dividend or other change in such Berlitz Shares (including any fractional Berlitz Shares resulting from such change), plus an amount equal to all declared but unpaid dividends on such Series A Redeemable Preferred Stock, in each case effected without receipt of consideration by the Corporation. On or prior to the Redemption Date, the holders shall assign and transfer their Series A Preferred Stock to the Corporation and execute such stock powers and other documentation (if any) as shall be necessary to perfect such transfer and the Corporation shall assign and transfer the Berlitz Shares (transferred to the Corporation in exchange for the Series A Redeemable Preferred Stock, as appropriately adjusted) to the holders of such Series A Redeemable Preferred Stock and execute such stock powers and other documentation (if any) as shall be necessary to perfect such transfer.

         (d) Disposition of Berlitz Shares. So long as any shares of Series A Redeemable Preferred Stock remain outstanding, the Corporation may not effect any sale, disposition or exchange of Berlitz Shares that would result in the Corporation owning fewer than the aggregate number of Berlitz Shares transferred to the Corporation in exchange for all of the outstanding shares of Series A Redeemable Preferred Stock, as such number of Berlitz Shares may be appropriately adjusted (as the Corporation shall determine) for any change in the number of issued Berlitz Shares resulting from the subdivision or combination of the Berlitz Shares or other capital adjustments, or the payment of a stock dividend or other change in such Berlitz Shares (including any fractional Berlitz Shares resulting from such change), without the prior written consent of every holder of Series A Redeemable Preferred Stock.

         (e) Insolvency or Bankruptcy of the Corporation. In the event that the Corporation (i) makes an assignment for the benefit of creditors, (ii) admits in writing its inability to pay its debts as they become due, (iii) files a voluntary petition for bankruptcy, (iv) files any petition or answer seeking any reorganization, arrangement, composition, readjustment liquidation, dissolution, or similar relief under the present or any future Federal Bankruptcy Act, or other applicable federal, state, or other statute, law, or regulation, (v) seeks, consents or acquiesces in the appointment of any trustee, receiver or liquidator of the Corporation or (vi) becomes subject to a decree or order entered by a court of competent jurisdiction adjudging it bankrupt or insolvent, the Corporation shall immediately re-transfer to the holders of Series A Redeemable Preferred Stock that number of Berlitz Shares transferred to the Corporation in exchange for such Series A Redeemable Preferred Stock, as such number of Berlitz Shares may be appropriately adjusted (as the Corporation shall determine) for any change in the number of issued Berlitz Shares resulting from the subdivision or combination of the Berlitz Shares or other capital adjustments, or the payment of a stock dividend or other change in such Berlitz Shares (including any fractional Berlitz Shares resulting from such change), plus an amount equal to all declared but unpaid dividends on such Series A Redeemable Preferred Stock, in each case effected without receipt of consideration by the Corporation.

         (f) Conversion. The Series A Redeemable Preferred Stock will not be convertible into Common Stock.

         (g) Voting Rights. Except as may be required by applicable law, the Series A Redeemable Preferred Stock will not have any voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Corporation, the liquidation or dissolution of the Corporation, or a sale of all or substantially all of the assets of the Corporation, or the liquidation or dissolution of the Corporation, irrespective of the effect that such merger, consolidation, sale, liquidation or dissolution may have upon the rights, preferences or voting power of the holders of the Series A Redeemable Preferred Stock.

         (h) Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

         FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

         SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

         SEVENTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

         (2) (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall be a contract right.

         (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

         (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

         (4) The rights and authority conferred in this ARTICLE SEVENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

         (5) Neither the amendment nor repeal of this ARTICLE SEVENTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE SEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

         EIGHTH: The Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

         IN WITNESS WHEREOF, Benesse Holdings International, Inc. has caused this Certificate to be signed by Hiroshi Kitada, its President and Chief Executive Officer, this 7th day of April, 2001.



                    BENESSE HOLDINGS INTERNATIONAL,  INC.


                    By: /s/ Hiroshi Kitada
                        ------------------------------
                        Name:  Hiroshi Kitada
                        Title:  President and Chief Executive Officer